Exhibit 10(w)

FIRST AMENDMENT TO MANAGEMENT AGREEMENT

           This First Amendment to Management Agreement (this "Amendment") is made and entered into as of this 30 day of March 2007, ("Effective Date") by and between Bayshore Rawbar, LLC, a Florida limited liability company ("Owner") and RMI, LLC, a Florida limited liability company ("Operator").

RECITALS:

           A.           Owner and Operator entered into that certain Management Agreement dated as of August 20, 2004 (the "Management Agreement") whereby Operator operates the Monty's Raw Bar Restaurant ("Restaurant") on the first floor of the Project located at 2551 South Bayshore Drive, Coconut Grove, Florida 33133.

           B.           Owner and Operator desire to amend the Management Agreement as more particularly set forth herein.  The Management Agreement as modified by this Amendment is collectively referred to herein as the "Agreement."

           NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Operator agree as follows:

1. Incorporation of Recitals.  The above recitals are true and correct and are incorporated herein as if set forth in full.

2. General Provisions.  All capitalized terms in this Amendment shall have the same meaning as in the Management Agreement, except if otherwise noted.  Except as amended and modified by this Amendment, all of the terms, covenants, conditions, and agreements of the Agreement shall remain in full force and effect.  In the event of any conflict between the provisions of the Agreement and the provisions of this Amendment, this Amendment shall control.

3. Effective Date.  Unless otherwise specifically stated herein, to the contrary, the Effective Date of the terms and provisions of this Amendment shall be April 2, 2007.

4. Appointment of Manager.  Article I of the Management Agreement is deleted and replaced with the following:

a.           Owner hereby employs Operator as an independent contractor to perform the Revised Services (as defined in Section 6 of this Amendment) for the Restaurant.

b.           The Term of this Agreement expires on December 31, 2007; however Operator may be required to complete certain tasks not finished by December 31, 2007 as more particularly set forth in Section 6 (a) of the Amendment. .

5. Compensation of Manager.

a. The Management Fee in Section 2.01(a) and (b) is deleted and replaced with the fee of $15,000 per month ("Monthly Management Fee") which shall be payable by Owner to Operator on or before the first day of each month commencing May 1, 2007.   The last Monthly Management Fee  (for services rendered for the month of December 2007) shall be payable on December 31, 2007.

All references in the Agreement to Base Management Fee, Incentive Management Fee or the Management Fee shall mean and refer to the Monthly Management Fee as described in this Section 5.

b. On April 1, 2007 Owner shall pay to Operator a total fee of $110,979.69 which is comprised of : (i) the regularly scheduled April 1, 2007 payment of $25,000  (for  services rendered for March 2007) and  a one time management fee in the amount of $85,979.69.

c. Sections 2.02, 2.03 and 2.04 of the Management Agreement are hereby deleted.

6. Articles III (Duties of the Manager), IV (Owner's Financial Obligations), V (Accounts and Reserves), VII (Insurance and Indemnity), VIII (Damage and Destruction), and IX (Eminent Domain) are deleted in their entirety and replaced with the following:

           (a)           Operator shall be responsible for providing the following limited services to Owner and the Restaurant (collectively. "Revised Services"):

                      1.           Accounting Services.  In addition to the accounting duties set forth in Article VI, Operator shall :

(A) assist in the transfer of payroll services to Owner and prepare all payroll for employees of the Restaurant; and prepare for filing all tax returns and other forms required by law relating to payroll, including, but not limited to, payroll taxes and unemployment taxes, and for withholding and remitting to the IRS the correct amount of federal income taxes relating to payroll.

(B) allow the Owner Representatives full access to financial software utilized by Operator including chart of accounts, trial balances and general ledgers used in preparing monthly financial statements and provide any data relating to the Restaurant as may be reasonably requested from any Owner Representative.

(C) incorporate budget provided by Owner into accounting software as directed by any Owner Representative.

(D) despite the fact that this Agreement terminates as of December 31, 2007, Operator shall be responsible for preparing the Monthly Statement for December 2007 on or before January 15, 2008 and the Annual Statement for the calendar year 2007, on or before February 15, 2008.  A list of the schedules to be prepared by Operator for the Annual Statements is attached hereto as Exhibit "A."   Operator shall also assist 2007 year end audit to be performed in 2008.   The obligations set forth in this subsection shall survive termination or expiration of this Agreement.

(E) Prepare and remit all sales tax and other tax returns for filing with the applicable governmental agencies.

(F)  prepare all accounts payable checks on a weekly basis or more frequently upon request of any Owner Representative.

(G)    prepare additional accounting or inventory reports as reasonably requested by any Owner Representative.

(H) Operator's accounting staff shall be available to meet with any  Owner Representative as requested from time to time.

                      2.           Purchasing Assistance.  At Owner's request, Operator shall assist the Owner Representatives in connection with its purchasing for the Restaurant.  Operator shall also make available to Owner the contact information (name, address, phone, fax and e-mail) for all vendors used at the Restaurant.

                      3. Operator's staff. In connection with providing the Revised Services Operator shall have on staff the necessary persons to  provided the Revised Services in a timely and professional manner; however Operator's staff shall not be required to work exclusively for Owner.

                      4.           Owner  Representatives.   Owner shall designate two people to be the Owner's representatives (collectively "Owner Representatives")  to  be the primary contact persons  and to communicate directly with the Operator regarding the provisions of the Related Services and Operator's performance under this Agreement.  The Owner shall designate the names of the Owner  Representatives in writing and deliver  the same to Operator.  Owner may change the name of either or both of the Owner  Representatives, from time to time, upon written notice to Operator.  Initially, the Owner  Representatives shall be Michael Clements and Carlos Camorotti.

           (b)           Owner shall be responsible for all expenses of the Restaurant except for the cost of preparing and processing any of the Revised Services, which shall be paid for by Operator.  For example, Operator shall pay for the cost for the accounting software and to assemble the information necessary to prepare and prepare the payroll and tax returns.  Owner shall be required to pay for the fee charged by the payroll company to process the pay roll, postage and any amounts due on any tax returns.

           (c)           Upon request from Owner, Operator shall execute any and all documentation reasonably requested by Owner with respect to the reduction in its obligations under the Management Agreement to the Revised Services including, but not limited to: (i) any bank forms necessary to remove Stephen J. Kneapler and/or Operator  as a signatory from any bank accounts and (ii) transfer of any operating licenses or permits for the operation of the Restaurant.

           (d)           Upon written request of Operator, Owner shall promptly execute any and all documentation reasonably necessary to relinquish any of Owner's rights to any keyman or other life insurance policy naming Stephen J. Kneapler as the insured.

           (e)           From and after April 2, 2007, neither Operator nor Stephen J. Kneapler shall: (i) have any authority to act as agent for the Owner of the Restaurant; or (i)  hold himself /itself out to the public as an owner, manager or agent of the Owner or the Restaurant.

           (f)           In connection with the operation of its duties hereunder, Operator shall comply with all applicable local, state and federal laws.

           (g)           Operator and Owner shall reasonably cooperate with each other in order to perform their respective obligations under the Agreement.

           (h) Neither RMI nor any of its employees shall maintain office space in the Restaurant unless specifically requested by Owner.

7. Employees.

a.            Change in employees. After the closing of the Restaurant and the completion of the last shift on April 1, 2007, ("Employee Termination Date") Operator shall cause all employees to be terminated.  Operator shall comply with and be solely responsible for compliance with all local, state and federal laws with respect to the hiring and firing of employees  for the Restaurant including but not limited to the WARN Act (Worker Adjustment Retraining Notification Act 29 U.S.C. 2101, et. seq.), if applicable.  Operator shall prepare an employee information list  containing the name, address, phone,  job and salary for each employee and deliver to Owner no later than March 28,  2007.  Operator shall reasonably make available to Owner Representatives for review the personnel files of all employees who work at the Restaurant.  Operator shall also deliver to Owner Representatives a written detail for each employee stating any accrued vacation time, sick time or other benefits due to any employee of Operator who works at the Restaurant immediately prior to the Employee Termination Date.   From and after the Employee Termination Date Owner shall have the right but not the obligation to hire any or all of the employees working for Operator at the Restaurant.

b.            Representations.   The Operator is currently in compliance with applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours, and occupational safety  and health and employment practices and is not engaged in any unfair labor practice with respect to the Operator's  employees. Except as set forth on Exhibit "B" attached hereto,  no claim, suit or other action has been made or claimed and to Operator's knowledge, threatened, by any employee of Operator with respect  to its employment at the Restaurant.  Except as set forth on Exhibit "B" Operator does not offer any 401 K, retirement, health insurance or any other benefits to any of its employees.

8. Default/Termination.

a. Section 11.02 of the Agreement is amended by deleting 1 subparagraph (b) and the last sentence of subparagraph (c).

b. Section 11.03 is amended by deleting subparagraphs (a)(i); 1 (d), (e), (f), (g), (i), (j) and (k).

c. Section 11.04 of the Agreement is hereby deleted.

d. The following is hereby added to Section 11.05:

(e) Operator shall reasonably cooperate with Owner in connection with the turnover of the day to day Restaurant operations.  Said cooperation shall start immediately upon execution of this Agreement and before April 1, 2007.  On April 2, 2007 Operator shall turn over all books and records of the Restaurant from August 20, 2004 to the present and immediately upon termination of this Agreement and the Operator's duties hereunder, Operator shall turn over all other books and records of the Restaurant.  To the extent reasonably possible, the books and records should be in electronic format.

(f) This Agreement shall automatically terminate as of the closing of the sale of the Restaurant by Owner. provided Owner pays Operator the Monthly Management Fees due through December 31, 2007.

9. Adjustment for 2003 Rent.  Operator shall have the right to seek reimbursement from the City of Miami of any purported overpayment of Rent in the amount of up to $14,020.31 for the period from October 1, 2004 through September 30, 2005 based upon a change in calculation of gross sales from October 1, 2003 through September 30, 2004, as determined by the City of Miami per audit letter dated August 24, 2006.  Owner shall execute and deliver to Operator the assignment of claim as per the attached Exhibit "C."   All communications with the City of Miami must be coordinated through Owner.

10. Notices.  The notice address for Operator is hereby changed to:

RMI, LLC

2550 South Bayshore Drive, Suite _____
Coconut Grove, FL 33133
Attn : Stephen J. Kneapler

with a copy to:
Fernando Aran, Esq.
710 South Dixie Highway
Coral Gables, Florida 33146

11. Counterparts.  This Amendment may be executed by counterpart signature pages, which, when taken together and annexed to the remainder of this Amendment, shall constitute an original instrument.

12. Reaffirmation.  Expect as provided herein, all terms and condition of the lease shall remain unchanged.

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           IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

WITNESS:	OWNER:

BAYSHORE RAWBAR, LLC, a Florida limited
liability company

/s/ Michael Clements	By: /s/ Robert W. Christoph, Jr.
Print Name: Michael Clements	Name: Robert W. Christoph, Jr., Manager

Print Name:	By:
Name: Larry Rothstein, Manager

WITNESS:	OPERATOR:

RMI, LLC, a Florida limited liability company

Print Name:	By:
Name:
Title:
Print Name:

           IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

WITNESS:	OWNER:

BAYSHORE RAWBAR, LLC, a Florida limited
liability company

By:
Print Name:	Name: Robert W. Christoph, Jr., Manager

/s/ Carlos Camarotti
Print Name: Carlos Camarotti	By: /s/ Larry Rothstein
Name: Larry Rothstein, Manager

WITNESS:	OPERATOR:

RMI, LLC, a Florida limited liability company

/s/ Carlos Camarotti
Print Name: Carlos Camarotti	By: /s/ Steve Kneapler
Name: Steve Kneapler
/s/ Wanoa Hemmingway	Title: Mg Member
Print Name: Wanoa Hemmingway

Exhibit "A"
List of Schedules for Annual Statement

Exhibit "B"
 Employee Claims and Benefits

Exhibit "C"
Assignment of City of Miami Claim